Exhibit 10.1

[Memry Letterhead]

CONFIDENTIAL

June __, 2008

Re: Transaction Bonus Agreement

Dear _______________:

Memry Corporation (“Memry”) has entered into that certain Agreement and Plan of Merger, dated as of June __, 2008 (the “Merger Agreement”), pursuant to which ___________________ has agreed to acquire Memry, subject to conditions precedent and to the terms and conditions therein (the “Acquisition”). It is important to Memry that it be assured of the continued availability of key personnel as it prepares for the Acquisition. Therefore, as an inducement to you to continue to perform your duties during the preparation for the Acquisition, and to assure Memry of your continued dedication, Memry will pay you a transaction bonus, in accordance with the terms and conditions below, in an amount equal to $______________, less required tax and other payroll withholdings and deductions (the “Transaction Bonus”).

You will receive this Transaction Bonus if you have signed and submitted your Option Letter Agreement to Memry on or before July 1, 2008 and either:

(1)	you remain employed by Memry from the date hereof through the date of the consummation of the transactions contemplated by the Merger Agreement (the “Retention Period”); or

(2)
your employment is terminated by Memry without Cause (as defined below) during the Retention Period and you (A) execute and deliver to Memry a complete general release in a form reasonably satisfactory to Memry (“Release Agreement”) within 30 days following your termination of employment from Memry and (B) continue to comply with all of your agreements with Memry, including but not limited to those obligations set forth in any agreement you have entered into with Memry relating to confidentiality, non-competition, non-solicitation, return of property, right to inventions or any similar covenants.

Subject to the above paragraph, the Transaction Bonus (if earned) will be paid no later than 10 business days following the later of (a) the end of the Retention Period and (b) 45 days following a termination of your employment during the Retention Period by Memry without Cause.

“Cause” means (i) “Cause” as defined in any individual employment agreement or offer letter agreement between Memry and you, or (ii) if you are not a party to such an individual agreement of if such agreement does not define “Cause”: (A) your refusal or neglect to perform substantially your employment or service-related duties, following written notice from Memry describing such refusal or neglect and an opportunity for 30 days to cure the condition to the satisfaction of Memry, (B) your willful misconduct or breach of fiduciary duty, (C) your conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony, or (D) your breach of any covenant, agreement or obligation with Memry or any of its affiliates not to disclose any material information pertaining to Memry or such affiliate or not to compete or interfere with Memry or such affiliate.

Nothing in this Transaction Bonus Agreement shall give you any rights to (or impose any obligations for) continued employment by Memry or the successor thereto. In addition, nothing in this Transaction Bonus Agreement provides any guarantee or assurance that the transactions contemplated by the Merger Agreement will occur.

The Board of Directors of Memry will have full power and authority to interpret the provisions of this Transaction Bonus Agreement in good faith and in its sole discretion, and to resolve all questions arising under this Transaction Bonus Agreement in good faith and in its sole discretion. All decisions of the Board of Directors will be conclusive and binding on you and Memry.

In the event that the transactions contemplated by the Merger Agreement do not occur on or before _________________, 2008, this Transaction Bonus Agreement will be void and of no further force and effect.

This Transaction Bonus Agreement represents the entire agreement between Memry and you with respect to the subject matter herein, and supersedes and is in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter herein. This Transaction Bonus Agreement may not be changed orally but only by an agreement in writing signed by Memry and you.

This Transaction Bonus Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. Please indicate your acceptance of this Transaction Bonus Agreement by signing it in the space provided below and returning the original to Marcy Macdonald no later than 5:00 p.m. (EDT) on [Day of Week], [Month], [Day], 2008.

Sincerely,

Memry Corporation

By:
Name:
Title:
Acknowledged and Agreed:

Name:
Date: